UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 20, 2005

PACIFICARE HEALTH SYSTEMS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-31700	95-4591529
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5995 Plaza Drive, Cypress, California 90630-5028

(Address of Principal Executive Offices, including Zip Code)

Registrant’s telephone number, including area code: (714) 952-1121

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.01. Changes in Control of Registrant.

On December 20, 2005, pursuant to an Agreement and Plan of Merger dated as of July 6, 2005 (the “Merger Agreement”) by and among UnitedHealth Group, Inc., a Minnesota corporation, Point Acquisition LLC, a Delaware limited liability company (“Merger Sub”) and PacifiCare Health Systems, Inc., a Delaware corporation (“PacifiCare”), PacifiCare merged with and into Merger Sub (the “Merger”), as a result of which PacifiCare became a wholly owned subsidiary of UnitedHealth Group and was renamed PacifiCare Health Systems, LLC.

Under the terms of the Merger Agreement, each issued and outstanding share of PacifiCare common stock (with certain exceptions set forth in the Merger Agreement) was converted into the right to receive (i) 1.1 shares of UnitedHealth Group common stock, and (ii) $21.50 in cash (the “Merger Consideration”). Each outstanding share of restricted stock, deferred stock unit and restricted stock unit became fully vested and in full settlement thereof (net of applicable tax withholding in accordance with the practices of PacifiCare) was converted into the right to receive the Merger Consideration. All outstanding options to purchase PacifiCare common stock have been converted into options to purchase UnitedHealth Group common stock. The option exchange ratio is equal to 1.1 plus the fraction obtained by dividing $21.50 by the per share closing price of UnitedHealth Group common stock on the trading day immediately preceding the closing date of the Merger. The aggregate consideration paid to former PacifiCare stockholders consisted of approximately 99.2 million shares of UnitedHealth Group common stock and approximately $1.9 billion in cash.

In addition, in connection with the closing, UnitedHealth Group also retired approximately $600 million of debt under PacifiCare’s credit facility and discharged and called for redemption under an irrevocable trust $325 million principal amount of PacifiCare’s 10 3/4% Senior Notes due 2009. Approximately $101 million principal amount of PacifiCare’s 3% Convertible Subordinated Debentures due 2032 (the “Convertible Notes”) remained outstanding at the closing. However, following a tender offer commenced on December 30, 2005, approximately $9.0 million principal amount remains outstanding. UnitedHealth Group funded the cash portion of the Merger Consideration and the debt repayment through a combination of cash generated from operations and commercial paper issuances.

As a result of the Merger, trading of shares of PacifiCare’s common stock on the New York Stock Exchange ceased as of the conclusion of market trading hours on December 20, 2005. PacifiCare is seeking to terminate the registration of such shares under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and to suspend its obligation to file reports under Section 15(d) of the Exchange Act.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

PACIFICARE HEALTH SYSTEMS, LLC (as successor by merger to PacifiCare Health Systems, Inc.)

Dated: February 17, 2006	By:	/s/ David J. Lubben
David J. Lubben
Assistant Secretary

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